14 March 1997

          USAir Group Inc.,
          Crystal Park Four,
          2345, Crystal Drive,
          Arlington,
          Virginia 22227,
          USA

          Attention:  Lawrence M. Nagin, General Counsel

          Dear Mr. Nagin,

          This letter constitutes notice, pursuant to Section 7.2 of the Investment Agreement between USAir Group, Inc. ("USAir") and British Airways Plc ("BA") dated as of 21 January 1993, as amended (the "Investment Agreement"), that BA's wholly-owned subsidiary, BritAir Acquisition Corp. Inc. ("BritAir"), intends to sell in one or more underwritten public offerings or privately negotiated transactions all of the 9,919.8 shares of Series T-2 Cumulative Convertible Exchangeable Senior Preferred Stock ("Series T-2 Preferred Stock") of USAir which are owned by BritAir. Any such underwritten public offering will constitute a Permitted Offering as defined in
          Section 7.1(b) of the Investment Agreement.

          The Offer Price (as calculated pursuant to clauses
          (ii)(B) and (iii)(B) of the third sentence of Section 7.2 of the Investment Agreement) is $10,037.88 per share of Series T-2 Preferred Stock. Pursuant to Section 7.2 of the Investment Agreement, USAir has until 14 May, 1997 to give notice to BA that USAir elects to purchase the Series T-2 Preferred Stock as to which an Offer Price has been established by the letter. If USAir fails to give such notice by such date, BritAir will be free to complete the proposed sale of the Series T-2 Preferred Stock in accordance with the terms of Section 7.2 of the Investment Agreement.

          In order to comply with the notice provisions of the Investment Agreement, BA is sending a copy of this letter to Larry Lederman at the address specified in the absence of a formal designation of other counsel to receive notices as well as to Peter Atkins.

          Yours very truly

          /s/ Roger Maynard


          ROGER MAYNARD